EXECUTION VERSION

RELEASE AND RESTRICTIVE COVENANTS AGREEMENT

This Release and Restrictive Covenants Agreement (the “Agreement”), dated as of April 17, 2018 is by and between Ronald M. Faris (“Individual”) and Ocwen Financial Corporation and its subsidiaries and affiliates (the “Company”). In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Effective Date and Acknowledgments

Individual and the Company will end their employment relationship on June 30, 2018 (the “Effective Date”) and Individual will retire as of the Effective Date. Effective immediately on the Effective Date, Individual will irrevocably resign from any and all positions as an officer, employee, member, manager or any other position he serves in for the Company, including but not limited to President and Chief Executive Officer, Ocwen Financial Corporation. Individual no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company as of the Effective Date. Effective as of the Company’s 2018 annual meeting of shareholders, Individual will irrevocably resign from any and all positions as a director of the Company. Individual also agrees not to seek reinstatement, future employment, or other working relationship with the Company or any of its affiliates. Individual acknowledges and agrees that (a) Individual has received all compensation and benefits for all hours worked through and including the Effective Date as a result of services performed for the Company which will be issued as part of his final paycheck as part of the customary payroll schedule, except as further provided in this Agreement; (b) Individual is not entitled to any additional or future compensation or benefits arising out of Individual’s employment with the Company, except for such compensation or benefits, if any, arising under the retirement or welfare benefits or plans of the Company to which Individual may be entitled by virtue of Individual’s employment with the Company, subject in all cases to the terms and conditions of the plans and agreements governing such benefits; (c) Individual is not entitled to any additional incentive or other bonus or similar compensation other than what has been included herein; (d) Individual is not entitled to the vesting of any additional or future equity awards, except as otherwise set forth herein; (e) Individual has reported to the Company any and all work-related injuries which were incurred during employment; (f) the Company properly provided any leave of absence because of Individual’s or a family member’s health condition and Individual has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (g) Individual has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties; and (h) Individual has reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Released Parties.

2.	Non-Competition and Other Post-Employment Restrictions

Individual acknowledges that during his time of employment he was provided access to confidential information and the Company’s clients, customers and others with whom the Company has formed valuable business arrangements. Therefore, Individual agrees that he will refrain from using such confidential information to take any action that would interfere with, diminish or impair the valuable relationships that the Company has with its clients, customers and others with which the Company has business relationships or to which services are rendered. Because of the reasons stated above, Individual also agrees to refrain from using such confidential information to recruit or otherwise solicit for employment or induce to terminate the Company’s employment of or consultancy with, any person (natural or otherwise) who is or becomes an employee of the Company; or assist with others engaging in any of the foregoing. Further, the Individual agrees that:

(a)	For a period of two (2) years following the Effective Date, Individual will not directly or indirectly through any other person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the operation, management or control of, any person anywhere in the continental United States and elsewhere in the world where the Company and its affiliates engage in business, or reasonably anticipate engaging in business on the Effective Date, that as of the Effective Date, or at any time during the two (2) year period following the Effective Date, competes with the Company or any of its affiliates in any business engaged in mortgage servicing, mortgage originations or reverse mortgage lending (“Competitive Activity”); provided, that nothing herein shall prohibit Individual from (A) maintaining a passive ownership interest, as a shareholder, in any corporation at the level in effect as of the Effective Date or (B) becoming a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Individual has no active participation in the business of such corporation;

(b)	For a period of three (3) years following the Effective Date, Individual will not directly or indirectly take any action that would interfere with, diminish or impair the valuable relationships that the Company has with its clients, customers and others with which the Company has business relationships or to which services are rendered; and

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(c)	For a period of three (3) years following the Effective Date, Individual will not directly or indirectly recruit or otherwise solicit for employment or induce to terminate the Company’s employment of or consultancy with, any person (natural or otherwise) who is an employee of the Company, or hire any such employee, as the case may be.

3.	Transition Assistance

For a period of six (6) months following the Effective Date (the “Transition Period”), Individual agrees to render consulting services to the Company on such matters as the Board of Directors or the Chief Executive Officer of the Company may request within Individual’s knowledge and experience related to the businesses of the Company (collectively, the “Services”). The Services shall include, without limitation, assisting the new Chief Executive Officer with his transition, serving as a strategic advisor to the Chief Executive Officer and the Board of Directors, assisting with the integration of PHH Corporation into the Company, advising with respect to assessments of current members of management and advising and assisting on such other matters as may be requested by the Board of Directors or the Chief Executive Officer and agreed to by Individual, which agreement may not be unreasonably withheld. Except as set forth in paragraph 4 of this Agreement, Individual will not be entitled to any compensation for the Services. Notwithstanding the foregoing, the Company will reimburse Individual for reasonable expenses incurred during the Transition Period in accordance with the Company’s expense reimbursement policies.

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4.	Consideration

In consideration of Individual’s promises in this Agreement, the Company will provide Individual with (a) a lump sum cash payment of $1,750,000 in respect of the restrictive covenant and consulting obligations set forth above and (b) a lump sum cash payment of $1,050,000 in respect of Individual’s 2018 annual short-term incentive opportunity (collectively, the “Payment”), in each case on the tenth (10th) day following the Effective Date. Individual will continue to participate in the medical insurance programs in effect for Individual immediately prior to the Effective Date upon the same terms and conditions applicable generally for similarly situated executives who remain employed with the Company until the earlier of (a) ten (10) years following the Effective Date (b) the date Individual commences new employment pursuant to which he is eligible for comparable benefits or (c) the date Individual engages in the competitive activity described in any Competitive Activity, to the extent permitted by and in accordance with the terms of such programs (the “Health Benefits”). Individual’s outstanding and unvested restricted stock unit and performance stock unit awards will continue to vest following the Effective Date in accordance with the terms thereof applicable to a termination by reason of retirement, and Individual’s outstanding vested stock options will remain exercisable in accordance with their terms. The foregoing equity treatment, the Payment and the Health Benefits are collectively referred to as the “Benefits”.

The Benefits are contingent upon: (a) the Company’s receipt of this fully executed agreement no later than the end of the Consideration Period (as defined below), (b) Individual’s agreed resignation as stated in paragraph 1 hereof, (c) the seven-day revocation period has passed without revocation of this Agreement, (d) Individual has executed and returned the Acknowledgment Form (Attachment A hereto) to the Company confirming Individual’s decision not to revoke this Agreement, and (e) Individual has returned all company property to the Company. Failure to comply with the foregoing will result in forfeiture of the Benefits.

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Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company, to the extent not inconsistent with the terms of the governing documents of the relevant plans. The Company will apply standard tax and other applicable withholdings to payments made to Individual. Individual agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Individual already is entitled. The Company also will pay Individual any accrued but unused vacation regardless of whether Individual signs this Agreement.

Individual acknowledges and agrees that the Payment is in full satisfaction of any amounts that may otherwise have been payable under any cash bonus or incentive, equity or other arrangement. Individual acknowledges and agrees that Individual is solely responsible for the payment of all personal income taxes or taxes of any other kind or nature, federal, state or local, due on any amounts conveyed pursuant to this Agreement.

5.	Full and Final Release

In consideration of the benefits provided by the Company, Individual, for Individual personally and Individual’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, parents, subsidiaries, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Individual signs this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, or failure to accommodate; claims related to terms and conditions of employment; claims for compensation or benefits; claims for wrongful termination of employment and/or claims under the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the National Labor Relations Act (“NLRA”), or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims in equity or under common law for tort, contract, or wrongful discharge.

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6.	Agreement Not To Sue

Other than an action for breach of this Agreement or as otherwise provided in paragraphs 8, 9 and 10, Individual expressly acknowledges that if Individual files any claim or lawsuit, or causes or aids any claim or arbitration to be filed on Individual’s behalf, regarding any matter described in this Agreement, the Company may be entitled to recover from Individual some or all money paid under this Agreement, plus attorneys’ fees and costs incurred in defending against such action, to the extent permitted by law.

7.	Advice of Counsel, Consideration and Revocation Periods, Other Information

The Company advises Individual to consult with an attorney prior to signing this Agreement. Individual has 21 days to consider whether to sign this Agreement from the date Individual receives this Agreement and any attached information (the “Consideration Period”). Individual must return this signed Agreement to the Company’s representative identified below within the Consideration Period but not prior to the Effective Date. If Individual signs and returns this Agreement before the end of the Consideration Period, it is because Individual freely chose to do so after carefully considering its terms. Additionally, Individual shall have seven days from the date the Individual signs this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to the same person as Individual returned this Agreement. If the revocation period expires on a weekend or holiday, Individual will have until the end of the next business day to revoke. This Agreement will become effective on the eighth day after Individual signs this Agreement, provided Individual does not revoke this Agreement (except with respect to Individual’s resignation from his positions with the Company, which will become effective in accordance with paragraph 1 of this Agreement). Any modification or alteration of any terms of this Agreement by Individual voids this Agreement in its entirety. Individual agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.

8.	No Interference with Rights

Nothing in this Agreement is intended to waive claims by the Individual (a) for unemployment or workers’ compensation benefits; (b) for vested rights under ERISA-covered employee benefit plans as applicable on the date Individual signs this Agreement; (c) for vested rights under ERISA-covered employee benefit plans that may arise after Individual signs this Agreement; (d) for reimbursement of expenses under the Company’s expense reimbursement policies; (e) for rights to indemnification Individual may have (including, but not limited to, indemnification with respect to existing claims as of the Effective Date) under the by-laws or certificate of incorporation of the Company, or under any past, current or future Company Directors & Officers Liability Insurance program or the Indemnification Agreement dated as of March 21, 2015 between the Company and Individual (which such indemnification rights shall continue during the Transition Period), including, for the avoidance of doubt, rights to advancement of expenses; (f) for any claim or right that Individual may have under this Agreement; (g) for any claim or right that may arise after the execution of this Agreement; or (h) which cannot lawfully be released by private agreement. In addition, nothing in this Agreement, including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions (i) prevents Individual from filing a charge or complaint with, participating in an investigation or proceeding conducted by, or providing truthful information to the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws or (ii) limits Individual from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Individual is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Individual or on Individual’s behalf by any third party, except for any right Individual may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

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9.	Federal Defend Trade Secrets Act

Notwithstanding the confidentiality and non-disclosure obligations in this Agreement and otherwise, Individual understands that as provided by the Federal Defend Trade Secrets Act, Individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement limits Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Agreement shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

10.	Executive Cooperation

Individual shall reasonably cooperate with the Company in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company with respect to matters relating to Individual’s employment with the Company (collectively, “Litigation”); (b) any audit of the financial statements of the Company with respect to the period of time when Individual was employed by or provided services to the Company (“Audit”); and (c) providing such other occasional advice, assistance and consultation as the Company may reasonably request from time to time on matters with which Individual was familiar and/or about which Individual acquired knowledge, expertise and/or experience during the time that Individual was employed by the Company to help ensure a smooth transition of his position; provided that such cooperation does not unreasonably interfere with Individual’s then-current professional or personal commitments. Individual acknowledges that such cooperation may include, but shall not be limited to, Individual making himself available to the Company (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company to give truthful testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company pertinent information related to any Litigation or Audit; and (iv) turning over to the Company any documents relevant to any Litigation or Audit that are or may come into Individual’s possession. Notwithstanding anything herein to the contrary, Individual will have no obligation to act against his own legal or financial interests or to forgo any constitutional rights (including, but not limited to, in connection with any regulatory investigation), and this paragraph 10 will not affect his indemnification rights. The Company also agrees to reimburse Individual for his time at a rate consistent with his prior pay per hour and actual and reasonable expenses in performing any services pursuant to this paragraph 10 (other than during the Transition Period) that are requested by the Company, provided that Individual promptly submits such expenses for reimbursement along with reasonable and customary supporting documentation for the same. Any such reimbursement shall be paid promptly after receipt by the Company of such materials from Individual, and in all events not later than the end of the calendar year following the calendar year in which Individual incurred the related expenses.

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11.	Company Property and Confidential Proprietary Information

Individual further agrees and covenants that Individual has not and will not remove from the Company premises any item belonging to the Company and its affiliates, including office equipment, files, business records or correspondence, customer lists, computer data and proprietary or confidential information (“Information”) and that Individual has not and will not disclose or use any Information and/or trade secrets of the Company and its affiliates. To the extent Individual has Information in his possession, Individual agrees to destroy or return to the Company prior to the Effective Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Individual to retain. Individual agrees to keep all such information confidential and not disclose or use the Information for any purpose, or divulge or disclose that Information to any person other than employees of the Company, except as compelled by legal process or pursuant to paragraphs 6 and 7 of this Agreement. In addition, Individual reaffirms his obligations pursuant to the Intellectual Property and Confidentiality Agreement signed by him.

12.	Subpoena

Except as provided in paragraphs 8, 9 and 10, Individual further agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual or company in any claim against the Company except, unless, and only pursuant to a lawful subpoena or other legal process issued to Individual. If such a subpoena is issued, Individual will immediately notify the Company’s Legal Department and provide it with a copy of the subpoena, unless the subpoena reflects that the Company has already received a copy.

13.	Action for Breach

Violation of any provision of this Agreement by Individual will subject Individual to an action for breach of this Agreement, and an action to obtain reimbursement of all monies paid pursuant to paragraph 4 of this Agreement.

14.	Arbitration

Any dispute arising out of or related in any way to this Agreement shall be settled exclusively by final and binding arbitration before a neutral arbitrator pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules (“AAA’s Rules”), a copy of which is available at www.adr.org. By way of example only, some of the types of claims subject to final and binding arbitration include claims alleging breach of this Agreement; or any claims the Company may have against Individual. This agreement to arbitrate extends to disputes with or claims against the Released Parties (as intended third party beneficiaries of this Agreement), and survives beyond the Effective Date. AAA’s Rules will govern the allocation of costs and expenses except as otherwise agreed and set forth below. If Individual initiates arbitration by submitting a written claim to the Company’s Human Resource Manager (or other designated representative of the Company), (a) unless Employee elects otherwise, the Company (or the third party beneficiary, if applicable) will be responsible for the filing fee charged by AAA, as well as AAA’s daily administrative fees, the cost of hearing location, and the compensation and travel expenses of the Arbitrator and (b) the prevailing party as determined by the Arbitrator will be entitled to receive from the other party its reasonable attorneys’ fees and costs. The arbitration hearing shall take place in West Palm Beach, Florida.

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The Arbitrator shall have authority to hear and rule on a motion to dismiss and/or a motion for summary judgment by any party. The arbitrator shall decide all issues of arbitrability including, but not limited to, any defenses to arbitration based on waiver by litigation conduct, or any other type of waiver, delay, or like defense. The arbitrator shall also decide whether any and all conditions precedent to arbitrability have been fulfilled. All matters of substantive and procedural arbitrability shall be decided exclusively by arbitration.

Notwithstanding the foregoing, the Company and Individual mutually agree that, prior to initiating arbitration in accordance with this paragraph 14, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation.

Special Note: This agreement to arbitrate affects your legal rights. You may wish to seek legal advice if you have any questions about the effect of this Agreement to arbitrate on your rights.

15.	Agreement of the Parties and Other Acknowledgements

The parties agree that this Agreement sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as contained herein. Notwithstanding any term contained herein, Individual acknowledges and reaffirms his obligations in the Employee Intellectual Property and Confidentiality Agreement and understands that those obligations remain effective following his separation from the Company.

Both parties acknowledge that they have had the opportunity to freely consult, if they so desire, with attorneys of their own choosing prior to signing this document regarding the contents and consequences of this document. The parties understand that the payment and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any person or entity.

Individual further acknowledges that he fully understands the terms and contents of this Agreement and voluntarily, knowingly, and without coercion enters into this Agreement.

The Parties acknowledge that this Agreement is deemed to have been drafted jointly by the parties and, in the event of a dispute, shall not be construed in favor of or against any party by reason of such party’s contribution to the drafting of the Agreement.

In the event any provision of this Agreement is determined to be unenforceable by any trier of fact, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

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16.	Choice of Law, Jurisdiction and Venue and Jury Waiver

It is the intention of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Florida, without regard to conflict of law principles. In the event any claim or dispute arising out of or relating to this Agreement is determined to be non-arbitrable by an arbitrator or any court of law, the Parties agree that any such claim or dispute will be settled by a court of the State of Florida having jurisdiction to do so and not by a jury. The Parties specifically agree that the Superior Court and the District Court of Palm Beach County, Florida have sole and exclusive jurisdiction over any such claim or dispute determined to be non-arbitrable. The parties further expressly waive any and all objections they may have to venue in any such courts. The parties knowingly and voluntarily waive any right which either or both of them shall have to receive a trial by jury with respect to any claims, controversies or disputes which arise out of or relate to this Agreement or Individual’s employment with the Company.

17.	No Admission of Liability

Nothing in this Release Agreement shall be construed to be an admission of liability by the Company and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents for any alleged violation of any of Individual’s statutory rights or any common law duty imposed upon the Company.

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18.	Successors and Assigns

Except as otherwise provided in specific provisions above, this Release Agreement shall be binding upon and inure to the benefit of Individual, Individual’s spouse, Individual’s heirs, executors, administrators, designated beneficiaries and upon anyone claiming under Individual or Individual’s spouse, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. Individual warrants and represents that, except as provided herein, no right, claim, cause of action or demand, or any part thereof, which Individual may have arising out of or in any way related to Individual’s employment with the Company, has been or will be assigned, granted or transferred in any way to any other person, entity, firm or corporation, in any manner, including by subrogation or by operation of marital property rights.

19.	Exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. Expense reimbursements or in-kind benefits are intended to comply with Section 409A. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A. Without limiting the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A), any payment on account of Individual’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall instead be paid on the first business day after the date that is six (6) months following Individual’s separation from service (or, if earlier, Individual’s date of death). Individual’s level of services during the Transition Period shall not exceed twenty (20) percent of the average level of services that Individual performed over the thirty-six (36) month period immediately preceding the Effective Date, consistent with the parties’ intent that the Effective Date shall constitute a “separation from service” within the meaning of Section 409A.

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IN WITNESS WHEREOF, the parties hereby voluntarily and knowingly enter into this unconditional Release and Restrictive Covenants Agreement.

/s/ Ronald M. Faris
Ronald M. Faris

OCWEN FINANCIAL CORPORATION

By:	/s/ Timothy M. Hayes
Timothy M. Hayes Executive Vice President and General Counsel

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